UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported):  November 23, 2004

MACK-CALI REALTY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland	1-13274	22-3305147
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

11 Commerce Drive, Cranford, New Jersey,            07016
   (Address of Principal Executive Offices)              (Zip Code)

(908) 272-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

        On November 23, 2004, two wholly owned subsidiaries of Mack-Cali Realty, L.P. (the “Company”), of which Mack-Cali Realty Corporation is the general partner, entered into an agreement (the “Purchase Agreement”) to acquire 100% of the partnership interests in three general partnerships which in turn own 100% of a 1.2 million square-foot class A office tower on the Jersey City waterfront located at 101 Hudson Street, Jersey City, New Jersey (the “Property”) for a purchase price of $329 million in cash. The Property is to be delivered free and clear of all liens and monetary encumbrances. The Property is near the Company’s existing Harborside Financial Center office complex. The identity of the sellers are not being disclosed due to confidentiality restrictions in the Purchase Agreement.

        The purchase of the Property is subject to numerous customary closing conditions, as well as obtaining regulatory consents and the completion of certain lease extensions. The Purchase Agreement provides for the Company to be afforded a due diligence review period which is scheduled to expire on December 23, 2004. During the due diligence review period, the Company has the right to terminate the Agreement for any reason without financial penalty. Concurrently with the signing of the Purchase Agreement, the Company made a $1 million deposit to the sellers, which is refundable any time prior to the expiration of the due diligence review period. At the conclusion of the due diligence review period, assuming the Company has not elected to terminate the Purchase Agreement, the Company will be required to make an additional $9 million deposit, with the total $10 million deposit becoming non-refundable. If the Company terminates the Purchase Agreement after the due diligence review period, the Company will forfeit its $10 million deposit as liquidated damages and will have no other liability to the sellers.

        If the transaction is consummated, the purchase of the Property is subject to customary representations and warranties by the sellers which survive for up to 18 months. The sellers’ aggregate post-closing liability for a breach of representations and warranties is capped at a maximum of $8 million (reduced to $4 million after 12 months) which will be secured by a cash escrow account in like amount to be established at closing. If within six months after closing, the Company has not made any claims in excess of $6 million, the amount held in the escrow account will be reduced by $2 million plus the amount, if any, of any outstanding claims. At the end of 12 months the amount in escrow will be released to the sellers other than the amount, if any, of any outstanding claims.

        Furthermore, the sellers have indemnified the Company for up to two years against certain third party claims brought as a result of events, circumstances or facts occurring prior to the Company’s acquisition of the Property. The sellers’ aggregate liability to indemnify the Company for such third party claims is capped at a maximum of (i) the amount, if any, held in the escrow account and (ii) any insurance available in respect of such third party claims, provided that the Company seek reimbursement first from the sellers’ insurance policies. In addition, the Company has provided the sellers with a reciprocal indemnity for up to two years against certain third party claims brought as a result of events, circumstances or facts occurring after the Company’s acquisition of the Property. The Company’s aggregate liability to indemnify the sellers for such third party claims is capped at a maximum of (i) $8 million, which amount is reduced under certain circumstances, and (ii) any insurance available in respect of such third party claims, provided that the sellers seek reimbursement first from the Company’s insurance policies.

        The transaction is scheduled to close on February 7, 2005 which date may be extended by either party for up to 60 days in order to allow certain closing conditions to be met.

        A copy of the Mack-Cali Realty Corporation’s press release is filed herewith as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
99.1	Press Release of Mack-Cali Realty Corporation dated November 29, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 29, 2004	MACK-CALI REALTY CORPORATION By: /s/ ROGER W. THOMAS —————————————— Roger W. Thomas Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Mack-Cali Realty Corporation dated November 29, 2004.